Exhibit 10.16

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into between the undersigned Employee (“Employee”, “You” or “Your”), and Holcim (US) Inc. (hereinafter the “Company”), is made as of the 1st day of May, 2025 with effect as of September 3, 2024 (the “Effective Date”).

WHEREAS the undersigned Employee (“Employee”, “You” or “Your”), and Holcim (US) Inc. (“Holcim US”), entered into an Employment Agreement dated September 3, 2024 (the “Original Employment Agreement”);

AND WHEREAS in accordance with the terms of the Original Employment Agreement, Holcim US assigned the Original Employment Agreement to its immediate parent company in the United States, Holcim Participations (US) Inc. (hereinafter, the “Company” for the purposes of this Amended & Restated Employment Agreement), effective as of December 16, 2024;

AND WHEREAS, Employee acknowledges that the Company is part of the publicly traded Holcim Group owned and controlled by Holcim Ltd. based in Switzerland (“Holcim Group”);

AND WHEREAS, Employee acknowledges further that the Holcim Group has announced a spinoff of its North America based business (including the Company), wherein the North America business will become a separate publicly traded group, with the securities of the ultimate North America parent company being publicly traded on a United States stock exchange, such spinoff transaction to be completed in the first half of 2025 (collectively the “North America Spin Off”);

AND WHEREAS the Employee and the Company have agreed to amend and restate the Original Employment Agreement to provide for certain additional rights and benefits on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration of the foregoing and of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged, the Company and You hereby agree as follows:

1.	POSITION; REPORTING RELATIONSHIP.

(a)
For the period commencing September 3, 2024 until the date that North America Spin Off is completed and effective in the first half of 2025, You will be employed by the Company as Region Head, North America, reporting to Miljan Gutovic, Chief Executive Officer of Holcim Ltd., conditional upon the execution of this Agreement. Upon the date that the North America Spin Off is effective, You will be deemed to automatically resign from Your position as Region Head, North America, and You shall execute any documents Holcim Ltd. or the Company may require in connection with the same.

(b)
For the period commencing as of the date that the North America Spin Off is effective, the Company agrees to employ You as President, Building Materials, reporting to the Chief Executive Officer of the North America Spin Off company (the “CEO”). Employee shall render business and professional services in the performance of Employee’s duties, consistent with Employee’s position, as will reasonably be assigned to Employee by Employee’s supervisor from time to time. You agree to be employed by the Company in such position and on such terms. Your primary place of work shall be City of Chicago, in the State of Illinois, but Your position will require frequent travel in order to complete Your duties.

You acknowledge and understand that the Company is comprised of several subsidiaries, affiliates and related entities, including their parent entity or entities, that are intended to be the third-party beneficiaries of Your obligations as set out in this Agreement.

2.
COMPENSATION.  In consideration for Employee’s execution and delivery of this Agreement and agreeing to Employee’s employment with the Company on the terms and conditions as set forth herein, Employee shall be eligible to receive the following compensation and benefits.

(a)
Base Salary.  Employee shall receive a gross base salary (“Base Salary”) of $700,000.00 annually, paid in accordance with the Company’s standard payroll practices and subject to all deductions required by law, including ordinary payroll taxes, as well as applicable deductions as elected by Employee, including but not limited to medical insurance and 401(k) contributions. The Company will review the Employee’s performance and Base Salary on an annual basis. Any change in the Base Salary will constitute the Employee’s Base Salary for all purposes of this Agreement.

(b)
Annual Bonus Plan.  You will be eligible to participate in the Company’s Annual Bonus Plan (the “Annual Bonus Plan”), in accordance with the terms and conditions of the Annual Bonus Plan with an annual target of 90% of Your Base Salary and a maximum entitlement of 180% of Your Base Salary, provided, however, that any payment pursuant to the Annual Bonus Plan for the 2024 calendar year shall be adjusted pro-rata based the actual number of full months that You are employed in this position by the Company in 2024. The Employee acknowledges and accepts that the Company reserves the right to amend the terms and conditions of the Annual Bonus Plan at any time. Employee acknowledges and agrees further that any payments pursuant to the Annual Bonus Plan will be dependent on the Company achieving established corporate performance criteria. All determinations regarding achievement of any payment pursuant to the Annual Bonus Plan will be made by the Company, in its sole discretion.

(c)
Long-Term Incentive Plan.  You will be eligible to participate in the long-term incentive plan being established for the North American businesses forming the North America Spin Off, which plan may be made up of various components such as restricted stock units, performance shares and/or other share grants or entitlements as developed and included in the new long term incentive plan (collectively the “North America LTIP”). Your eligibility will be in accordance with the terms and conditions set out in the North America LTIP. All grants are subject to the approval of the Board of Directors of the publicly traded parent of North America business (the “Board’), in its sole discretion. Employee acknowledges and accepts that (i) the Board reserves the right to amend terms and conditions of the North America LTIP at any time, in its sole discretion, (ii) Employee does not have any contractual right (legal or otherwise) to receive any North America LTIP awards, and (iii) any prior North America LTIP awards shall not be interpreted or construed as a precedent regarding entitlement to future or further awards. For the purposes of any grants issued to Employee in 2025 pursuant to the NA LTIP, and subject to the approval of the Board, Employee shall be entitled to receive grants that have a minimum value of at least 200% of Your Base Salary, calculated based on the applicable stock price in effect on the actual day of the 2025 grant, with a three-year vesting period.  Thereafter, any subsequent grants for any years following the 2025 grant shall be in accordance with the entitlements, terms and conditions of the NA LTIP.

(d)	Executive Deferred Compensation. You will be eligible to participate in the Company’s Executive Deferred Compensation Program, the terms and conditions of which will be provided to You.

3.	BENEFITS.

(a)
Benefit Plans.  Employee shall be entitled to participate in the Company’s 401(k) plan, health (medical, dental and vision), disability, and life insurance plans, as well as other health and welfare benefits in accordance with the terms and conditions thereof; provided that nothing in this Agreement shall alter the Company’s ability to amend or terminate such plans.

(b)
PTO and Holidays.  Employee shall be entitled to accrue twenty-three (23) days of Paid Time off (“PTO”) annually, plus such other annual holidays as designated and observed by the Company.  PTO is prorated in the Employee’s first calendar year of employment. The Company may revise or terminate such benefits at any time, with or without prior notice, subject to applicable law.

(c)
Car Allowance. Commencing as of May 1st, 2025, Employee shall receive an annual car allowance of $29,000.00, paid bi-weekly through the Company’s standard payroll process, less applicable withholdings and deductions required by law, including ordinary payroll taxes.

(d)
Additional Relocation Benefits.  In accordance with the “Employee Relocation Guide – US International Local Hire” (effective as of July 1, 2021 (as amended May, 2023)) (the ‘Relocation Policy”), a copy of which You acknowledge has been provided to You, Employee will be entitled to certain relocation and other related benefits as set out in the Relocation Policy. You acknowledge that You may be required to reimburse the Company for the expenses paid to You or on Your behalf in the event that You voluntarily terminate Your employment with the Company or Your employment is otherwise is terminated in accordance with the terms of this Agreement, as set out in the Relocation Policy. In such event, You expressly grant to the Company authorization to deduct from any paycheck any reimbursement amounts that may be required to be paid by You to the Company, including without limitation, the right to deduct or setoff any amount owed by You to the Company pursuant to the Relocation Policy, from or against any amounts that may be payable by the Company to You (including without limitation, any bonus or other payment).

(e)	Prior Service. For the purposes of this Agreement and Your employment with the Company, Your prior years of service with the Holcim Group, commencing on December 2, 1996, will be recognized.

4.	COMPANY’S POLICIES.

(a)
Expenses.  The Company shall reimburse Employee for all necessary, reasonable and documented expenses incurred in connection with the performance of Employee’s duties hereunder, provided that all requests for expense reimbursement must be submitted in accordance with the practices and policies of the Company and within the time limits set forth in such policies.

(b)
Policies.  Employee will be responsible to review and comply with the policies of the Company as are available through the Company’s internal intranet page, including without limitation any material relating to Employee performing Employee’s duties.

5.	SHAREHOLDER APPROVAL

Any compensation (including allowances and fringe benefits) paid or to be paid under this Agreement is, to the extent required by the laws of Switzerland and the Company's Articles of Association, subject to approval by the Company's general meeting of shareholders ("General Meeting").

The Employee agrees that in case the General Meeting does not approve the aggregate compensation to the Company's Executive Committee and the Company pays out an interim compensation, any such compensation is paid or granted on a conditional basis and if the General Meeting later approves an amount that is lower than what has been paid out already on a pro rata basis, the Employee is liable for the overpayment, and the Company may adjust future compensation of the Employee to recoup any overpayment or enter into an agreement with the Employee for repayment.

6.	AT-WILL EMPLOYMENT.

Subject to the provisions of Section 8, Employee’s employment with the Company will be “at-will” employment and may be terminated by the Company or You in accordance with Section 8.

7.	OUTSIDE EMPLOYMENT; NO CONFLICTING OBLIGATIONS.

During Your employment, You agree to devote Your entire business time and attention to developing and improving the business and best interests of the Company including any duties, tasks and responsibilities that are reasonably assigned to You, to the best of Your ability. Except as it relates to the Company’s business, You will not promote the business, products or services of any other company, or engage in any outside business activity during Your employment, unless You have received a specific written consent from the CEO of the Company. Employee confirms that Employee is not under any existing obligations that may impact Employee’s eligibility to be employed by the Company or limit the manner in which Employee may be employed. Employee agrees not to bring any third-party confidential information or trade secrets to the Company, including that of Employee’s former employer, and that Employee will not in any way disclose to the Company or utilize any such information in performing Employee’s duties for the Company.

8.	TERMINATION.

(a)
Termination of Employment.  The Employee and the Company will each have the option to terminate Employee’s employment by providing twelve (12) months' prior written notice to the other party. In such event, the Employee shall continue to perform all required responsibilities and duties on a full-time basis for the duration of the twelve (12) months' notice period. During such period, and subject to the Garden Leave provisions below, You will (i) continue to receive Your Base Salary, (ii) continue to participate in the Annual Bonus Plan, provided, however, that bonus payments, if any, shall be subject to the terms and conditions of the Annual Bonus Plan, and (ii) continue to participate in the Benefit Plans and entitlements set out in Section 3(a), 3(b) and 3(c). You shall not be entitled to participate or receive any further grants or awards pursuant to the North America LTIP.

(b)
Garden Leave.  The Company shall be entitled to release the Employee from his duty to work ("Garden Leave") at any time. During the period of garden leave ("Garden Leave Period"), the Employee undertakes not to pursue any employment or other assignment without obtaining prior written consent from the competent Committee of the Board. If such written consent is given and the Employee takes up new employment during the Garden Leave Period, the employment with the Company shall end as of the day preceding the start of such new employment or self-employment. For the avoidance of doubt, all payments due up to the end of the employment shall be paid and the Employee shall not be entitled to any further payments in respect of the Annual Base Salary and, if applicable, bonus payments pro rata to the original end date. Any outstanding (unvested or vested) long-term incentives pursuant to the North America LTIP shall be treated in accordance with the applicable plan rules. In the event that the Company, in its sole discretion, releases the Employee from his duty to work during the notice period, any outstanding, untaken or accrued vacation or holiday entitlements shall be taken during such Garden Leave Period and shall be, in any event, deemed to be compensated and taken during such period. Consequently, vacation days will not be paid out.

(c)	Termination of Employment by the Company with Cause. The employment of Employee hereunder may be terminated by the Company at any time immediately with Cause.

“Cause” shall mean any of the following:

(A)
Employee’s engaging in conduct which is materially injurious to the Company (including any conduct which is likely to materially and deleteriously affect the reputation of the Company, or its customer or supplier relationships, monetarily or otherwise);

(B)	Employee’s engaging in any act of fraud, misappropriation, embezzlement, or improper payments, or sexual or other unlawful harassment;

(C)	Employee’s engagement in any act which would or does constitute a felony;

(D)	Employee’s engagement in any act which would or does constitute a misdemeanor involving willful wrongdoing that adversely reflects on Employee’s character, honesty or integrity;

(E)	the willful or continued failure of Employee to substantially perform Employee’s duties to the Company; or

(F)	Employee’s material willful misconduct, gross negligence or acts of dishonesty.

(d)
Resignation of Officer and Director Positions.  Upon first request, but the latest at the end of the employment, Employee will be deemed to automatically resign from all officer and director positions with the Company and its affiliates and Employee shall execute any documents the Company or its affiliates may require in connection with the same.

9.	NON-COMPETITION

Employee acknowledges that Employee will have access to the clientele and to manufacturing and business secrets of the Company and its affiliates, including Amrize Ltd (collectively the “Amrize Group”). Employee agrees that, by signing this Agreement, Employee shall, during the term of this Agreement and for a period of one year following its termination (meaning, for the avoidance of doubt, the last day of Employees’ active employment relationship with the Company), minus any period of garden leave (if any), refrain from engaging in any activity directly or indirectly competing with the Company or the Amrize Group in the United States, Canada and Switzerland, in the following industries: cement, aggregates, ready-mix concrete, waste management, roofing, insulation, tile adhesives, facades, and large construction projects (collectively, the “Restricted Business”). In particular, Employee undertakes:

(a)
not to participate, directly or indirectly, financially or otherwise in any enterprise (other than as a shareholder of up to 5% of its issued shares for the purposes of investment only) which develops, manufactures, offers, or distributes products, or provides services the same as or similar to the Restricted Business or which otherwise competes with the business of the Amrize Group;

(b)	not to be active, fully or partially, for such an enterprise that competes, directly or indirectly, with the Restricted Business, be it as an employee, representative, adviser or otherwise; or

(c)	not to directly or indirectly establish such an enterprise that competes with the Restricted Business.

10.
The Company shall, in addition to all other damages, be entitled to obtain a court's order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation. By signing this Agreement, you confirm that this non-competition clause is reasonable in duration, scope, and geography and does not impose an undue burden on your ability to earn a livelihood.

11.	NON-DISPARAGEMENT.

You will use Your best efforts at all times to promote and protect the good name of the Company and its affiliates as well as their respective officers, directors, employees, agents, products and services. You will not defame or disparage the business, products, services, officers, employees or other representatives of the Company or its affiliates, or do anything to detract from or reflect adversely upon their reputation, either during employment or after Your resignation, retirement or termination. Under no conditions will You participate in any unfair trade practices regarding the Company.

12.	USE OF COMPANY PROPERTY.

Property may be made available for Your use that is owned by the Company or its affiliates. This includes, but is not limited to, training, research and development, manufacturing, marketing and sales materials, confidential product and vendor information, confidential customer and prospective customer lists and information, telecommunications devices and/or computers and computer records (collectively “Company Property”). Using any Company Property, whether intellectual or material, requires You to do so in an effective and non-wasteful manner and also requires that You follow all other provisions of this Agreement, the Confidentiality Agreement (as hereinafter defined), and any applicable Company policy that may be in effect. You will maintain and update records of prospects and users of the Company’s products and services. You will also provide timely information about these topics.

13.	COMPANY CONFIDENTIAL INFORMATION/NON-DISCLOSURE/NON-SOLICIATION.

To protect the Company’s business, as a condition to Your employment, You are required to review and execute this Agreement and the Employee Confidential Information and Non-Solicitation Agreement in the form attached as Exhibit A (the “Confidentiality Agreement”), which is incorporated herein.

14.	RETURN OF COMPANY PROPERTY.

Upon termination of Your employment with the Company for any reason, including resignation, You agree to return, in good condition, all Company Property. This includes, but is not limited to, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze, refer or relate to any Confidential Information (as defined in Exhibit A hereto) of the Company, its customers or vendors, or other third parties which You have as a result of Your employment with the Company. If these items are not returned, the Company has the right to charge You for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering the property.  Also, upon Your termination, You agree to cease the use of the Company’s trade names and trademarks and eliminate them wherever they have been used by You.

15.	REMEDIES FOR BREACH OF AGREEMENT.

In addition to any other rights or remedies that the Company may have at law or in equity under this Agreement, the Company also may seek temporary and permanent injunctive relief if You breach any of this Agreement’s provisions.

16.	REASONABLENESS OF AGREEMENT.

You acknowledge and agree that Your obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if You violate or intend to violate these obligations. In addition, You acknowledge that this Agreement is made in good, valuable and sufficient consideration of the Company’s willingness to employ or continue employing You.

17.	MODIFICATIONS TO THIS AGREEMENT.

No modification, waiver, amendment or addition to any of the terms of this Agreement will be effective unless a written agreement is signed between You and the Company. If the Company elects not to enforce any provision of this Agreement, it is not a waiver of the right of the Company to enforce each and every provision in the future.

18.	ASSIGNMENT.

This Agreement is not assignable by You. The Company may assign this Agreement to any other affiliate controlled by the Company, with prior notice to You.

19.	SEVERABILITY AND SURVIVABILITY.

All provisions contained in this Agreement are severable. In the event that any one of them is held invalid by a court of competent jurisdiction, this Agreement will be interpreted as if such provision was not included and the other provisions, however, will still apply. The provisions of this Agreement are applicable and remain in force irrespective of any termination of Your employment, whether by the Company or by You, whether voluntary or involuntary, for cause or without cause, and irrespective of any other termination or expiration of this or any other written or oral agreement or arrangement with the Company.

20.	GOVERNING LAW; PERSONAL JURISDICTION.

This Agreement (including the Confidentiality Agreement) will be governed by the substantive laws of the State of Illinois, without reference to such state’s choice of law or conflicts of law. The state and federal courts in the State of Illinois will have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement. In consideration of employment or continued employment with the Company, You agree to:

(a)	submit to the personal jurisdiction of those courts;

(b)	consent to service of process in connection with any action, suit or proceeding against You; and

(c)	waive any other requirement, whether imposed by statute, rule of court or otherwise, with respect to personal jurisdiction, venue or service of process.

21.	ACKNOWLEDGEMENTS.

This Agreement, together with the Confidentiality Agreement, represents the entire agreement and understanding between You and the Company as to the subject matter of this Agreement and supersedes all previous agreements, written or oral, between You and the Company or its predecessors. This Agreement is a legal document.

In signing this Agreement, Your signature represents that You:

(a)	have read the Agreement and fully understand its contents;

(b)	voluntarily agree to the terms and conditions it states;

(c)	have not been coerced or under duress to sign;

(d)	will not violate the terms of any other agreement previously entered by You; and

(e)
had adequate time to consider entering into this Agreement prior to signing, including, without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of Your choice, at Your own expense.

22.	SECTION 280G.

(a)
Best-Net Cutback.  If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Employee would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Employee, which of the following two alternative forms of payment would result in the Employee receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that the Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), and the Employee shall be entitled to payment of whichever amount that shall result in a greater after-tax amount for the Employee.  For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Employee, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Employee’s equity awards.

(b)
280G Accountants.  Unless the Employee and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Accountants shall provide detailed supporting calculations to the Company and the Employee as requested by the Company or the Employee.  The Employee and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by the Employee with the Accountants for tax planning under Sections 280G and 4999 of the Code.

23.	SECTION 409A.

(a)
General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Employee under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 21(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Employee as a result of Section 409A or any damages for failing to comply with Section 409A.

(b)
Special Rules.  Notwithstanding any provision to the contrary in this Agreement: (i) if the Employee is deemed at the time of Employee’s “separation from service” (within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Employee is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s termination benefits shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s separation from service with the Company and (B) the date of the Employee’s death; provided that upon the earlier of such dates, all payments deferred pursuant to this Section 21(b)(i) shall be paid to the Employee in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (ii) the determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.  Neither the Employee nor any of the Employee’s creditors or beneficiaries shall have the right to subject any “deferred compensation” under Section 409A payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any “deferred compensation” under Section 409A payable to the Employee or for Employee’s benefit may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.

EMPLOYEE: JAIME HILL	COMPANY: HOLCIM PARTICIPATIONS (US) INC.

Signature: /s/ Jaime Hill Print Name: Jaime Hill Date: 5/1/2025	Signature: /s/ Steve Clark Print Name: Stephen Clark Title: Chief People Officer Date: 4/30/2025

Exhibit “A”
Employee Confidential Information and Non-Solicitation Agreement

Employee Name: Jaimie Hill	Position: Region Head, North America / President, Building Materials (Post North America Spin Off)	Work Location: Chicago, Illinois

In consideration of my employment by Holcim Participations (US) Inc. or its parent, subsidiaries, or affiliates (collectively the “Company”), I understand that during the course of my employment I may receive and obtain access to information that is maintained as confidential by the Company. I understand that I am willingly entering into this Employee Confidential Information and Non-Solicitation Agreement (“Agreement”) to induce the Company to employ me and give me access to such information. I understand that my employment is on an at-will basis and that not all rules and policies applicable to my employment with the Company are contained in this Agreement, and I agree to abide by any other rules and policies that the Company currently has, may adopt, amend, or implement from time to time during my employment with the Company.

1. Confidential Information:

a. I understand and agree that I may only use Confidential Information (defined below) for purposes of carrying out my job duties for the Company, and I may not otherwise make use of or disclose any such information during or after termination of my employment with the Company without the express written consent of the General Counsel of the Company.

b. “Confidential Information” includes all of the Company’s trade secrets it currently has or may acquire, confidential and proprietary information, and all other non-public information and data of or about the Company and its business, written or otherwise, including, but not limited to, information regarding the Company’s customers, customer lists, prospective customers, customers’ buying habits (including but not limited to their particularized requirements and preferences), production methods (including but not limited to designs, formulas, techniques, and processes), manufacturing projects, environmental matters, research projects, any non-public prices, discounts, commissions, costs, purchasing information, supplier or vendor information, earnings, contracts, leases, licenses, employee information (including but not limited to bonus and incentive plans), subcontractors, business plans, marketing and/or supply or procurement strategies, growth strategies, mergers, acquisitions, divestitures, training programs, computer software or programs, and other business arrangements, as well as information from third parties that the Company has agreed (or is otherwise legally obligated) to keep confidential, including work product I create in rendering services for the Company. I acknowledge that the Confidential Information is a valuable, special, and unique asset of the Company.

c. Any documents containing Confidential Information, whether prepared by me or furnished by the Company, must be returned to the Company at the Company’s request or no later than 24 hours after termination of my employment. I may not make or retain copies of such documents. I understand that my confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to any information which becomes generally known to the public through no fault or action of my own or others who were under confidentiality obligations as to such information.

d. Nothing in this Agreement is intended to prohibit me from sharing Confidential Information if required by law or administrative agency process, or to prohibit me from engaging in protected concerted activity. I also understand that I may not be held liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and I do not disclose the trade secret except pursuant to a court order.

2. Work Product:

a. I acknowledge that all Work Product under this Agreement shall be the exclusive property of the Company. “Work Product” means any work – including, without limitation, computer designs, copy, computer programs, code, information technology strategies and procedures, marketing plans, sales plans, designs, artwork, photographs, drawings, ideas, music, and/or sketches (and any copies, summaries or excerpts thereof) – developed or conceived by me in whole or in part: (a) during my employment with the Company; (b) during my working hours; (c) while on the Company’s or any of its clients’ or customers’ premises; or (d) while using any equipment, supplies, facilities, or Confidential Information of the Company. I agree that all Work Product has been specially ordered and/or commissioned by the Company and that: (a) the Work Product constitutes a work made-for-hire as defined in the United States Copyright Act of 1976, as amended; (b) the Company is and will be the author of the Work Product and the owner of all rights in and to the Work Product, including without limitation, the copyright to it; and (c) the Company has the unilateral right to make changes to the Work Product and uses of it as the Company deems appropriate.

b. I hereby irrevocably assign to the Company all Work Product and all material subject to copyright (to any extent not deemed a work made-for-hire), trade identity, patent, or trade secret rights in the Work Product.

c. I understand and agree that the obligations outlined in this Agreement do not apply to any inventions that I develop entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by me for the Company.

d. I further agree to assist the Company, without charge but at its expense, in the preparation, execution, and delivery of any disclosures, patent applications or other papers which the Company requests to obtain patents or perfect any copyright in this or in foreign countries and to execute assignments to the Company of my right and title to any Work Product.

3. Restrictive Covenants:

a. I acknowledge that in connection with my employment with the Company, I will provide services that are of a unique and special value and that I will be entrusted with confidential and proprietary information concerning the Company. I further acknowledge that the Company is engaged in highly competitive businesses and that the Company expends substantial amounts of time, money, and effort to develop trade secrets, business strategies, client relationships, employee relationships, and goodwill, and I will benefit from these efforts.  Therefore, I agree to comply with the following restrictive covenants.

b. I agree that during my employment and for a period of two (2) years from the end of my employment, for any reason, with the Company (the “Restricted Time Period”), I will not, directly or indirectly, call on, solicit, induce or attempt to call on, solicit or induce any Company Customer (defined below), supplier, licensor, licensee, consultant, lessor, client, vendor or any other person or entity with whom the Company may deal, or interfere with, disrupt or attempt to interfere with or disrupt any relationship, contractual or otherwise, between the Company and any of its Company Customers, suppliers, licensors, licensees, consultants, lessors, clients, vendors or other persons or entities with whom the Company may deal, or assist others in engaging in any of the activities prohibited by this provision. For purposes of this Agreement, “Company Customer” means a customer of the Company from which I solicited business on behalf of the Company or to which I sold or provided the Company’s products or services at any time during the twenty-four (24)-month period immediately preceding the termination of my employment, or as to which I acquired Confidential Information at any time during my employment with the Company.

c. I agree that during the Restricted Time Period, I will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, staff or independent contractor of the Company to leave the employ or service of the Company for any reason whatsoever nor offer or provide employment, either on a full-time basis or part-time or consulting basis, to any such employee, staff or independent contractor; provided that the foregoing shall not prohibit general solicitations of employment made to the public and not specifically directed at any employees of the Company so long as no such employee is hired or employed.

d. I further acknowledge and agree that (a) my obligations to comply with these restrictive covenants shall survive the cessation of my service with the Company for whatever reason; (b) no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate my restrictive covenant obligations; and (c) the restrictive periods set forth herein shall not expire, and shall be tolled, during any period in which I am in violation of any of the restrictive covenants, and all restrictions shall automatically be extended by the period I was in violation of such restrictions.

4. Additional Provisions:

a. The Company respects the confidential information of others. I confirm that I understand that the Company expects me to honor the terms of any agreement I may have with any prior employer relating to confidential information. I understand that I have not used or disclosed and must not use or divulge to the Company, or anyone working on the Company’s behalf, any confidential information I might possess that belongs to any third party, including any prior employer. I hereby represent and warrant that my employment with and performance of duties for the Company will not constitute a breach of any agreements to which I am a party and that I am not subject to any obligations that prohibit or restrict my employment by the Company.

b. During my employment with the Company, I will not engage, directly or indirectly, in any “conflict of interest,” which includes any activity, employment, or business venture, whether or not for remuneration, that is competitive with the Company’s business, deprives the Company of any business opportunity, conflicts with the Company’s business interests or is otherwise detrimental to the Company, or involves any decision or business dealings on behalf of the Company that might result in a personal gain for me or one of my relatives. I acknowledge and agree to notify Human Resources immediately upon becoming aware of an actual or potential conflict of interest and to comply with any safeguards or responsive measures that the Company thereafter institutes. I understand that this Agreement does not limit my responsibility to comply with any other conflict of interest policy that applies during my employment.

c. If I breach or threaten to breach this Agreement, I understand and agree that the remedies at law will be inadequate and that such breach of threaten breach will give rise to irreparable injury to the Company.  I agree that the Company will be authorized and entitled to obtain, from any court of competent jurisdiction, an injunction restraining me from such breach or threatened breach and/or from rendering any services to any person, firm, or entity in breach of such provisions (without having to post any bond or other security).  Additionally, nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for a breach or threatened breach of this Agreement. The Company shall be entitled to recover all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding (or portion of any action or proceeding) relating to this Agreement in which the Company prevails.

d. If any clause, portion, or section of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement, and such covenant, provision or clause shall automatically be deemed reformed, and a court of competent jurisdiction shall have such authority to reform, such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be enforceable under applicable law.

e. I acknowledge and agree that the restrictions imposed under this Agreement are reasonable and necessary for the protection of the Company’s goodwill, confidential information, trade secrets, and client relationships. I further acknowledge and agree that the restrictions set forth in this Agreement will not pose any substantial hardship and that I will reasonably be able to earn a livelihood without violating any provision of this Agreement.

f. The failure of the Company to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

g. I understand and acknowledge that I have the right to consult with counsel of my own choosing before signing this Agreement.

Employee Acknowledgement
/s/ Jaime Hill	5/1/2025
Employee Signature	Date